Exhibit 99.1

      Astoria Financial Corporation Announces Second Quarter EPS of $0.64;
           Quarterly Cash Dividend of $0.22 Per Common Share Declared

    LAKE SUCCESS, N.Y., July 17 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $50.9 million, or $0.64 diluted earnings per common share, for the quarter ended June 30, 2003, compared to net income of $63.9 million, or $0.73 diluted earnings per common share, for the 2002 second quarter. For the six months ended June 30, 2003, net income totaled $107.3 million, or $1.33 diluted earnings per common share, compared to $125.1 million, or $1.41 diluted earnings per common share for the comparable 2002 period.

    Second Quarter 2003 Highlights:

    Financial:
      * Diluted EPS:  $0.64
      * Return on average assets:  0.88%
      * Return on average equity:  13.27%
      * Return on average tangible equity:  15.09%
      * Efficiency ratio:  40.57%
      * Non-performing assets to total assets ratio:  0.16%
      * Shares repurchased:  2.5 million

    Retail Banking:
      * Total checking account deposits increased to $1.5 billion, up 20% from June 30, 2002
      * 18,000 new checking accounts opened; 79,000 opened over the last twelve months
      * Business deposits increased to $245.4 million, up 14% from June 30, 2002

    Mortgage Lending:
      * 1-4 family loan volume of $1.6 billion, 82% increase over 2002 second quarter
      * Multifamily/commercial real estate ("CRE") loan volume of $413.3 million, 62% increase over 2002 second quarter
      * Multifamily/CRE portfolios increased to $2.6 billion, up 31% from June 30, 2002 and represent 22% of total loans
      * Home equity and other loan portfolios increased to $411.8 million, up 38% from June 30, 2002 and represent 3% of total loans


    Commenting on the second quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "The challenging interest rate and economic environment has resulted in the continuation of abnormally high levels of cash flow from refinancing activity. A net gain on sales of securities of $8.0 million was recognized to offset the increase in the mortgage servicing valuation allowance, a portion of the negative effect of the reduced net interest margin and the effect of our decision not to add leverage to the balance sheet. We continue to experience growth in substantially all of our core businesses, particularly with respect to consumer and business checking accounts and multifamily and CRE lending."


    Board Declares Quarterly Cash Dividend

    The Board of Directors of the Company, at their July 16, 2003 meeting, declared a quarterly cash dividend of $0.22 per common share. The dividend is payable on September 2, 2003 to shareholders of record as of August 15, 2003. This is the thirty-third consecutive quarterly cash dividend declared by the Company. The annualized dividend yield, based on the share price as of July 15, 2003, is 3.07%.


    Ninth Stock Repurchase Program Continues

    During the second quarter, Astoria repurchased 2.5 million shares of its common stock at an average cost of $25.30 per share. To date, under the ninth program that commenced November 2002, Astoria has repurchased 5.1 million shares of the 10 million shares authorized.


    Balance Sheet Summary

    Key balance sheet highlights including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:


                                                                       Change
                                                                     12/31/99-
    (Dollars in   12/31/99 12/31/00 12/31/01 12/31/02 3/31/03 6/30/03 6/30/03
     millions)
    Assets         $22,697  $22,337  $22,668  $21,698 $22,491 $22,283   - 2%

    Loans          $10,286  $11,422  $12,167  $12,059 $11,873 $12,044   +17%

    MBS            $ 9,287  $ 7,875  $ 7,074  $ 7,380 $ 8,817 $ 8,597   - 7%

    Deposits       $ 9,555  $10,072  $10,904  $11,067 $11,258 $11,309   +18%

    Core
     Deposits(1)   $ 4,625  $ 4,922  $ 5,743  $ 5,914 $ 5,842 $ 5,824   +26%

    Checking
     Deposits      $   878  $ 1,005  $ 1,200  $ 1,383 $ 1,472 $ 1,511   +72%

    Borrowings     $11,524  $10,320  $ 9,822  $ 8,821 $ 9,385 $ 9,191   -20%

     (1) Excludes time deposits


    Mortgage loan originations and purchases for the quarter ended
June 30, 2003 totaled $2.0 billion compared to $1.2 billion for the 2002 second quarter. Included in the second quarter 2003 mortgage loan production were one-to-four family loan originations totaling $1.6 billion. For the six months ended June 30, 2003, mortgage loan originations and purchases totaled $3.5 billion compared to $2.7 billion for the comparable 2002 period. Mortgage loan prepayments for the quarter and six months ended June 30, 2003 totaled $1.4 billion and $2.7 billion, respectively, compared to
$826.2 million and $1.8 billion for the respective 2002 periods.   The
mortgage loan pipeline at the end of the second quarter totaled $3.2 billion compared to $1.5 billion at the end of the 2002 second quarter.

    Importantly, for the quarter ended June 30, 2003, multifamily and CRE loan originations increased 62% over the 2002 second quarter volume to $413.3 million. For the six month period ended June 30, 2003, multifamily and CRE originations totaled $648.6 million, a 45% increase over the 2002 six month period volume. At June 30, 2003, the multifamily and CRE loan portfolios
totaled $2.6 billion, or 22% of total loans, up 31% from last year.   The
combined portfolios are expected to approximate 25% of total loans by the end of 2003. The average loan-to-value ratio of the multifamily and CRE loans continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of this portfolio since 1999:


                                                                       Change
                                                                     12/31/99-
    (Dollars in   12/31/99 12/31/00 12/31/01 12/31/02 3/31/03 6/30/03 6/30/03
     millions)

    Multifamily/
     CRE Loans     $1,014   $1,282   $1,693   $2,345   $2,458  $2,633   +160%

    % of Total
     Loans             10%      11%      14%      20%      21%     22%  +120%


    At June 30, 2003, non-performing loans totaled $36.0 million, or 0.16% of total assets compared to $39.0 million, or 0.17% of total assets at March 31, 2003 and $32.4 million, or 0.15% of total assets at June 30, 2002. Net charge-offs for the quarter and six months ended June 30, 2003 totaled only $64,000 and $156,000, respectively, or an annualized rate of less than one basis point of the average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at June 30, 2003 was 232%.

    Mortgage-backed securities ("MBS") decreased $219.8 million from the first quarter and totaled $8.6 billion at June 30, 2003. The decrease was attributable to MBS repayments of $1.9 billion and sales of $619.8 million, offset by purchases of $2.3 billion. When interest rates begin to rise and refinance activity recedes, we expect to resume a more aggressive balance sheet repositioning with our loan portfolio expanding and our MBS portfolio contracting through normal cash flow.

    Deposits for the quarter and six months ended June 30, 2003 increased $51.0 million and $242.0 million, respectively, to $11.3 billion.
Importantly, checking account deposits totaled $1.5 billion at June 30, 2003 and reflected annualized growth of 11% on a linked quarter basis and 20% year over year. During the second quarter 18,000 new checking accounts were opened. Complementing the growth in the number of accounts, the average checking account balance has grown from $3,700 at June 30, 2002 to $4,300 at June 30, 2003. Additionally, the success of our small business banking initiatives was reflected in the strong growth of business deposits, including business savings and checking accounts. At June 30, 2003, business deposits totaled $245.4 million, representing an increase at an annualized rate of 33% on a linked quarter basis and 14% from a year ago.

    Commenting on the Company's checking account and business deposit growth, Mr. Engelke stated, "The success of our concerted sales and marketing efforts has enabled us to grow both business and consumer checking account deposits, the linchpin for building long-term customer relationships."

    Borrowings totaled $9.2 billion at June 30, 2003, a decrease of $193.7 million from the prior quarter end. In addition, $300 million in short-term borrowings were extended for an average of 3.7 years at an average rate of 2.29%. A total of $5.1 billion of high cost borrowings, with an average rate of 4.74%, are scheduled to mature within the next 12 months and are expected to either be repaid or reprice at substantially lower rates which should result in a significant decline in the cost of funds.

    For example, at July 15, 2003 the fixed borrowing rates for advances from the Federal Home Loan Bank of New York for various terms were as follows:


        1 Year - 1.25%      4 Year - 2.61%
        2 Year - 1.65%      5 Year - 3.02%
        3 Year - 2.12%

    The following table details borrowing maturities and their weighted average rates:

     Contractual                  Total Amount          Weighted
      Maturity                      Maturing          Average Rate
        3Q03                     $ 965 Million            2.63%
        4Q03                     $ 800 Million            5.81%
        1Q04                     $ 2.8 Billion            4.97%
        2Q04                     $ 500 Million            5.80%
        Total next 12 months     $ 5.1 Billion            4.74%
        Beyond 2Q04(1)           $ 4.1 Billion            5.01%
        Total                    $ 9.2 Billion            4.86%


    In addition to the above borrowing maturities, over the next twelve months approximately $2.7 billion of CDs with an average rate of 2.59% will mature. During the second quarter of 2003, $896.7 million of CDs, with an average rate of 2.30% and an average maturity of 12 months, matured and $915.6 million of CDs were issued or repriced at an average rate of 1.71% and an average maturity of 15 months. The following table details retail CDs maturing over the next twelve months along with weighted average rates:


     CDs Maturing            Amount         Weighted Average Rate
         3Q03            $ 725 Million              2.08%
         4Q03            $ 660 Million              2.74%
         1Q04            $ 752 Million              2.84%
         2Q04            $ 574 Million              2.76%
         Total           $ 2.7 Billion              2.59%


    Stockholders' equity was $1.5 billion, or 6.86% of total assets at
June 30, 2003.   Astoria Federal continues to maintain capital ratios in
excess of regulatory requirements with core, tangible and risk-based capital ratios of 7.59%, 7.59% and 16.13%, respectively, at June 30, 2003.


    Second Quarter and Six Month Earnings Summary

    Net interest income for the quarter ended June 30, 2003 totaled
$96.3 million compared to $109.0 million on a linked quarter basis and $122.4 million for the 2002 second quarter. Net interest income for the six months ended June 30, 2003 was $205.3 million compared to $237.3 million for the comparable 2002 period.

    Astoria's net interest margin for the quarter ended June 30, 2003 was 1.78% compared to 2.09% on a linked quarter basis and 2.34% for the prior year quarter. For the six months ended June 30, 2003, the net interest margin was 1.93% compared to 2.25% for the comparable 2002 period. The decline in the net interest margin was due, in part, to the repurchase of 9.3 million common shares over the past twelve months and the more rapid decline in the yield on interest earning assets than the cost of interest bearing liabilities. The decrease in the yield on interest earning assets was exacerbated by the effect of accelerated premium amortization expense on mortgage loans and MBS. Net premium amortization expense totaled $33.8 million for the 2003 second quarter compared to $9.4 million for the year ago second quarter. For the six months ended June 30, 2003, net premium amortization totaled $58.8 million compared
to $19.4 million for the comparable 2002 period.   The accelerated level of
premium amortization is due to the unprecedented high level of mortgage refinance activity and is expected to recede as interest rates rise and as mortgage loan and MBS refinance activity subsides.

    Non-interest income for the quarter ended June 30, 2003 increased to
$31.5 million from $24.3 million for the comparable 2002 quarter. For the six months ended June 30, 2003 non-interest income increased to $57.4 million from
$51.3 million for the six months ended June 30, 2002.   The increase is
primarily due to the net gain on sales of securities and increased customer service fees, partially offset by a decrease in mortgage banking income, net, as described below. Customer service fees for the quarter ended June 30, 2003 increased to $15.8 million from $15.3 million for the comparable 2002 quarter. For the six months ended June 30, 2003 customer service fees increased to $30.6 million compared to $29.3 million for the comparable 2002 period.

    The components of mortgage banking income, net, which is included in non-interest income, are detailed below:


    (Dollars in millions)             2Q03     2Q02     1H03     1H02

      Loan servicing fees            $ 2.1    $ 3.1    $ 4.4    $ 6.3
      Amortization of MSR*            (3.8)    (1.9)    (7.6)    (4.0)
      MSR valuation adjustments       (1.8)    (1.9)    (2.7)    (1.1)
      Net gain on sale of loans        3.1      1.3      6.0      2.8
      Mortgage banking income, net   $(0.4)   $ 0.6    $ 0.1    $ 4.0

     *Mortgage servicing rights ("MSR")


    During the 2003 second quarter, a net gain on sales of securities of $8.0 million was recognized in order to offset the anticipated increase in the mortgage servicing valuation allowance of $1.8 million, which was less than initially projected, as well as to partially offset margin compression. For the six months ended June 30, 2003, net gain on sales of securities totaled $10.2 million. No gain on sales of securities was recognized in either the 2002 second quarter or six month period.

    General and administrative expense ("G&A") for the quarter and six months ended June 30, 2003 totaled $51.8 million and $103.8 million, respectively, compared to $50.3 million and $98.4 million, respectively, for the comparable 2002 period. The increases are primarily due to increased compensation and benefit expense, particularly pension expense, and occupancy, equipment and systems expense.


    Future Outlook

    Commenting on the outlook for next twelve months, Mr. Engelke stated, "Although long term interest rates have risen somewhat over the past few weeks, the historically low rate environment we are operating in is projected to continue for at least the remainder of 2003. As a result, we expect to experience a continuation of the accelerated pace of loan and MBS prepayments resulting in high cash flow levels coupled with lower yielding reinvestment opportunities. Accordingly, we anticipate additional margin compression and continued downward pressure on earnings in the second half of 2003. The margin compression will be mitigated as the repricing or repayment of $5.1 billion of high cost borrowings occurs through the second quarter of 2004. In addition, when interest rates begin to increase, cash flow will slow due to lower mortgage loan and MBS prepayments and premium amortization expense will diminish, both of which will also contribute to margin expansion in 2004. Earnings will also improve as mortgage loan portfolio growth becomes more robust. Importantly, we will remain focused on building our core businesses, with particular emphasis on growing checking account and business deposits and our high quality multifamily and CRE loan portfolios."


    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.3 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.


    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.


    Earnings Conference Call July 17, 2003 at 3:30 p.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, July 17, 2003 at
3:30 p.m. (ET).   The toll-free dial-in number is (877) 692-2086.  A replay
will be available on July 17, 2003 from 6:00 p.m. (ET) through July 24, 2003,
11:59 p.m. (ET).   The replay number is (877) 519-4471, passcode: 4035440.
The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived through August 1, 2003.


     (1) Included are $2.3 billion of borrowings that have a maturity greater than one year but can be called prior to June 30, 2004.


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
     (In Thousands, Except Share Data)
                                                        At             At
                                                     June 30,     December 31,
                                                       2003           2002
    ASSETS
    Cash and due from banks                          $142,361        $167,605
    Federal funds sold and repurchase agreements      117,722         510,252
    Mortgage-backed securities available-for-sale   3,009,279       2,453,633
    Other securities available-for-sale               221,567         338,948
    Mortgage-backed securities
     held-to-maturity (fair value of
     $5,635,961 and $4,985,562, respectively)       5,587,503       4,925,891
    Other securities held-to-maturity (fair value
     of $48,816 and $115,003, respectively)            48,588         115,366
    Federal Home Loan Bank of New York stock          231,200         247,550
    Loans held-for-sale, net                           73,095          62,669
    Loans receivable:
       Mortgage loans, net                         11,631,846      11,680,160
       Consumer and other loans, net                  411,804         379,201
                                                   12,043,650      12,059,361
       Allowance for loan losses                      (83,390)        (83,546)
       Total loans receivable, net                 11,960,260      11,975,815
    Mortgage servicing rights, net                     13,844          20,411
    Accrued interest receivable                        85,806          88,908
    Premises and equipment, net                       159,456         157,297
    Goodwill                                          185,151         185,151
    Bank owned life insurance                         360,580         358,898
    Other assets                                       86,477          89,435

    TOTAL ASSETS                                  $22,282,889     $21,697,829

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
       Deposits                                   $11,309,166     $11,067,196
       Reverse repurchase agreements                6,735,000       6,285,000
       Federal Home Loan Bank of New York advances  1,979,000       2,064,000
       Other borrowings, net                          477,039         472,180
       Mortgage escrow funds                          120,559         104,353
       Accrued expenses and other liabilities         134,510         151,102

    TOTAL LIABILITIES                              20,755,274      20,143,831

    Stockholders' equity:
       Preferred stock, $1.00 par value;
        5,000,000 shares authorized:
           Series A (1,225,000 shares authorized
            and 0 shares issued and outstanding)         --              --
           Series B (2,000,000 shares authorized,
            issued and outstanding)                     2,000           2,000
       Common stock, $.01 par value;
        (200,000,000 shares authorized;
        110,996,592 shares issued; and
        80,672,623 and 84,805,817 shares
        outstanding, respectively)                      1,110           1,110
      Additional paid-in capital                      846,285         840,186
      Retained earnings                             1,431,620       1,368,062
      Treasury stock (30,323,969 and
       26,190,775 shares, at cost, respectively)     (744,819)       (639,579)
      Accumulated other comprehensive income           18,075           9,800
      Unallocated common stock held by ESOP
       (4,850,252 and 5,018,500 shares, respectively) (26,656)        (27,581)

    TOTAL STOCKHOLDERS' EQUITY                      1,527,615       1,553,998

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $22,282,889     $21,697,829


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF INCOME
     (In Thousands, Except Share Data)

                                 For the Three Months     For the Six Months
                                         Ended                   Ended
                                        June 30,                June 30,
                                    2003        2002        2003        2002
    Interest income:
      Mortgage loans:
         One-to-four family      $117,866    $163,449    $244,795    $329,958
         Multi-family, commercial
          real estate and
          construction             49,449      38,781      95,665      75,070
      Consumer and other loans      4,960       4,117       9,732       7,919
      Mortgage-backed securities   88,213      97,225     182,261     197,721
      Other securities              8,280      19,449      18,129      39,105
      Federal funds sold and
       repurchase agreements          465       3,254       1,217       7,392
    Total interest income         269,233     326,275     551,799     657,165
    Interest expense:
      Deposits                     57,189      75,543     115,430     153,770
      Borrowed funds              115,793     128,363     231,110     266,099
    Total interest expense        172,982     203,906     346,540     419,869

    Net interest income            96,251     122,369     205,259     237,296
    Provision for loan losses          --       1,002          --       2,006
    Net interest income after
     provision for loan losses     96,251     121,367     205,259     235,290
    Non-interest income:
      Customer service fees        15,759      15,347      30,592      29,278
      Other loan fees               2,041       1,558       3,867       3,680
      Net gain on sales
       of securities                8,029          --      10,165          --
      Mortgage banking income, net   (376)        600          60       4,028
      Income from bank owned
       life insurance               5,049       5,982      10,248      10,244
      Other                         1,041         841       2,506       4,058
    Total non-interest income      31,543      24,328      57,438      51,288
    Non-interest expense:
      General and administrative:
         Compensation and
          benefits                 27,604      26,289      56,368      52,357
         Occupancy, equipment
          and systems              15,159      13,052      29,774      26,227
         Federal deposit
          insurance premiums          468         499         960       1,004
         Advertising                1,744       1,531       3,242       2,558
         Other                      6,865       8,904      13,462      16,258
    Total non-interest expense     51,840      50,275     103,806      98,404

    Income before income
     tax expense                   75,954      95,420     158,891     188,174
    Income tax expense             25,065      31,489      51,605      63,025

    Net income                     50,889      63,931     107,286     125,149

    Preferred dividends declared   (1,500)     (1,500)     (3,000)     (3,000)

    Net income available to
     common shareholders          $49,389     $62,431    $104,286    $122,149

    Basic earnings per
     common share                   $0.64       $0.74       $1.34       $1.44

    Diluted earnings per
     common share                   $0.64       $0.73       $1.33       $1.41

    Basic weighted average
     common shares             76,861,759  84,216,057  77,945,438  84,843,610

    Diluted weighted average
     common and common
     equivalent shares         77,470,793  85,946,408  78,620,070  86,490,683


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     SELECTED FINANCIAL RATIOS AND OTHER DATA

                                   At or For the           At or For the
                                 Three Months Ended       Six Months Ended
                                       June 30,                June 30,
                                    2003     2002           2003       2002

    Selected Returns and Financial Ratios (annualized)
       Return on average
        stockholders' equity        13.27 %  16.32 %       13.94 %     16.01 %
       Return on average tangible
        stockholders' equity (1)    15.09    18.50         15.84       18.16
       Return on average assets      0.88     1.16          0.94        1.12
       General and administrative
         expense to average assets   0.90     0.91          0.91        0.88
       Efficiency ratio (2)         40.57    34.27         39.52       34.10
       Net interest rate spread (3)  1.72     2.19          1.87        2.11
       Net interest margin (4)       1.78     2.34          1.93        2.25

    Asset Quality Data (dollars in thousands)
       Non-performing
        loans/total loans                                   0.30 %      0.26 %
       Non-performing
        loans/total assets                                  0.16        0.15
       Non-performing
        assets/total assets                                 0.16        0.15
       Allowance for loan
        losses/non-performing loans                       231.58      258.09
       Allowance for loan
        losses/non-accrual loans                          234.81      269.69
       Allowance for loan
        losses/total loans                                  0.69        0.67
       Net charge-offs to
        average loans
        outstanding (annualized)     0.00 %   0.01 %        0.00        0.01

       Non-performing assets                             $36,588     $33,430
       Non-performing loans                               36,009      32,394
       Loans 90 days past maturity
        but still accruing interest                          495       1,394
       Non-accrual loans                                  35,514      31,000
       Net charge-offs                $64     $344           156         686

    Capital Ratios (Astoria Federal)
       Tangible                                             7.59 %      6.70 %
       Core                                                 7.59        6.70
       Risk-based                                          16.13       14.74

    Other Data
       Cash dividends paid
         per common share           $0.22    $0.20         $0.42       $0.37
       Dividend payout ratio        34.38 %  27.40 %       31.58 %     26.24 %
       Stockholders' equity
        (in thousands)                                $1,527,615  $1,584,295
       Common stockholders'
        equity (in thousands)                          1,477,615   1,534,295
       Book value per
        common share (5)                                   19.49       18.37
       Tangible book value
        per common share (6)                               17.05       16.15
       Average equity/
        average assets               6.63 %   7.08 %        6.78 %      7.01 %
       Mortgage loans serviced
        for others (in thousands)                     $2,219,352  $3,097,205
       Full time equivalent
        employees                                          2,001       2,000

     (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
     (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
     (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
     (4) Net interest margin represents net interest income divided by average interest-earning assets.
     (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
     (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS
     (Dollars in Thousands)
                                           For the Three Months Ended June 30,
                                                           2003
                                                                    Average
                                               Average               Yield/
                                               Balance   Interest     Cost
    Assets:                                                       (Annualized)
       Interest-earning assets:
          Mortgage loans (1):
             One-to-four family             $ 8,970,109  $117,866    5.26 %
             Multi-family, commercial
              real estate and construction    2,601,732    49,449    7.60
          Consumer and other loans (1)          406,785     4,960    4.88
          Total loans                        11,978,626   172,275    5.75
          Mortgage-backed securities (2)      8,952,753    88,213    3.94
          Other securities (2) (3)              562,161     8,280    5.89
          Federal funds sold and
           repurchase agreements                160,646       465    1.16
       Total interest-earning assets         21,654,186   269,233    4.97
       Goodwill                                 185,151
       Other non-interest-earning assets      1,280,248
    Total assets                            $23,119,585

    Liabilities and stockholders' equity:
       Interest-bearing liabilities:
          Savings                           $ 2,914,416     3,627    0.50
          Money market                        1,433,396     2,736    0.76
          NOW and demand deposit              1,491,341       522    0.14
          Certificates of deposit             5,409,226    50,304    3.72
          Total deposits                     11,248,379    57,189    2.03
          Borrowed funds                     10,027,713   115,793    4.62
       Total interest-bearing liabilities    21,276,092   172,982    3.25
       Non-interest-bearing liabilities         309,757
    Total liabilities                        21,585,849
    Stockholders' equity                      1,533,736
    Total liabilities and
     stockholders' equity                   $23,119,585

    Net interest income/net
     interest rate spread                                $ 96,251    1.72 %
    Net interest-earning assets/net
     interest margin                        $   378,094              1.78 %
    Ratio of interest-earning assets
       to interest-bearing liabilities             1.02x


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS
     (Dollars in Thousands)
                                           For the Three Months Ended June 30,
                                                         2002
                                                                    Average
                                               Average               Yield/
                                               Balance   Interest     Cost
    Assets:                                                       (Annualized)
       Interest-earning assets:
          Mortgage loans (1):
             One-to-four family             $10,259,961  $163,449    6.37 %
             Multi-family, commercial
              real estate and construction    1,967,805    38,781    7.88
          Consumer and other loans (1)          282,510     4,117    5.83
          Total loans                        12,510,276   206,347    6.60
          Mortgage-backed securities (2)      6,508,577    97,225    5.98
          Other securities (2) (3)            1,163,408    19,449    6.69
          Federal funds sold and
           repurchase agreements                753,410     3,254    1.73
       Total interest-earning assets         20,935,671   326,275    6.23
       Goodwill                                 185,151
       Other non-interest-earning assets      1,007,121
    Total assets                            $22,127,943

    Liabilities and stockholders' equity:
       Interest-bearing liabilities:
          Savings                            $2,751,167     8,566    1.25
          Money market                        1,935,305     9,495    1.96
          NOW and demand deposit              1,252,742       894    0.29
          Certificates of deposit             5,224,909    56,588    4.33
          Total deposits                     11,164,123    75,543    2.71
          Borrowed funds                      9,012,673   128,363    5.70
       Total interest-bearing liabilities    20,176,796   203,906    4.04
       Non-interest-bearing liabilities         384,027
    Total liabilities                        20,560,823
    Stockholders' equity                      1,567,120
    Total liabilities and
     stockholders' equity                   $22,127,943

    Net interest income/
     net interest rate spread                            $122,369    2.19 %
    Net interest-earning
     assets/net interest margin                $758,875              2.34 %
   Ratio of interest-earning assets
    to interest-bearing liabilities                1.04x

     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS
     (Dollars in Thousands)
                                           For the Six Months Ended June 30,
                                                         2003
                                                                    Average
                                               Average               Yield/
                                               Balance   Interest     Cost
    Assets:                                                       (Annualized)
       Interest-earning assets:
          Mortgage loans (1):
             One-to-four family              $9,019,861  $244,795    5.43 %
             Multi-family, commercial real
              estate and construction         2,520,663    95,665    7.59
          Consumer and other loans (1)          398,688     9,732    4.88
          Total loans                        11,939,212   350,192    5.87
          Mortgage-backed securities (2)      8,547,489   182,261    4.26
          Other securities (2) (3)              587,487    18,129    6.17
          Federal funds sold and
           repurchase agreements                207,267     1,217    1.17
       Total interest-earning assets         21,281,455   551,799    5.19
       Goodwill                                 185,151
       Other non-interest-earning assets      1,253,126
    Total assets                            $22,719,732

    Liabilities and stockholders' equity:
       Interest-bearing liabilities:
          Savings                            $2,875,486     7,116    0.49
          Money market                        1,501,755     6,212    0.83
          NOW and demand deposit              1,438,772     1,012    0.14
          Certificates of deposit             5,370,429   101,090    3.76
          Total deposits                     11,186,442   115,430    2.06
          Borrowed funds                      9,695,502   231,110    4.77
       Total interest-bearing liabilities    20,881,944   346,540    3.32
       Non-interest-bearing liabilities         297,985
    Total liabilities                        21,179,929
    Stockholders' equity                      1,539,803
    Total liabilities and
     stockholders' equity                   $22,719,732

    Net interest income/
     net interest rate spread                            $205,259    1.87 %
    Net interest-earning
     assets/net interest margin                $399,511              1.93 %
    Ratio of interest-earning assets
     to interest-bearing liabilities               1.02x


     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS
     (Dollars in Thousands)
                                           For the Six Months Ended June 30,
                                                         2002
                                                                    Average
                                               Average               Yield/
                                               Balance   Interest     Cost
    Assets:                                                       (Annualized)
       Interest-earning assets:
          Mortgage loans (1):
             One-to-four family             $10,328,441  $329,958    6.39 %
             Multi-family, commercial
              real estate and construction    1,889,347    75,070    7.95
          Consumer and other loans (1)          268,858     7,919    5.89
          Total loans                        12,486,646   412,947    6.61
          Mortgage-backed securities (2)      6,567,934   197,721    6.02
          Other securities (2) (3)            1,175,753    39,105    6.65
          Federal funds sold and
           repurchase agreements                872,582     7,392    1.69
       Total interest-earning assets         21,102,915   657,165    6.23
       Goodwill                                 185,151
       Other non-interest-earning assets      1,015,143
    Total assets                            $22,303,209

    Liabilities and stockholders' equity:
       Interest-bearing liabilities:
          Savings                            $2,692,454    16,669    1.24
          Money market                        1,945,914    19,855    2.04
          NOW and demand deposit              1,222,915     1,719    0.28
          Certificates of deposit             5,187,287   115,527    4.45
          Total deposits                     11,048,570   153,770    2.78
          Borrowed funds                      9,312,348   266,099    5.71
       Total interest-bearing liabilities    20,360,918   419,869    4.12
       Non-interest-bearing liabilities         379,068
    Total liabilities                        20,739,986
    Stockholders' equity                      1,563,223
    Total liabilities and
     stockholders' equity                   $22,303,209

    Net interest income/
     net interest rate spread                            $237,296    2.11 %
    Net interest-earning
     assets/net interest margin                $741,997              2.25 %
    Ratio of interest-earning assets
     to interest-bearing liabilities               1.04x

     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York Stock.